                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Nonstatutory Stock Option Plan of Aspect Development, Inc. and the Transition Analysis Component Technology, Inc. 1997 Stock Option Plan of our report dated January 26, 1998, except with respect to paragraph 3 of Note 4, as to which the date is August 14, 1998 and paragraph 4 of Note 4, as to which the date is March 10, 2000, with respect to the consolidated financial statements of Aspect Development, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 19, 2000